===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                              ECHELON CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                              ECHELON CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 27, 2000

   We cordially invite you to attend our 2000 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Thursday, April 27, 2000 at 1:30 p.m. at Hyatt Rickeys Palo Alto, 4219 El Camino Real, Palo Alto, California 94306. At the meeting we will:

  1. Elect the Board of Directors;

  2. Ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 2000; and

  3. Transact any other business as may properly come before the meeting.

   Stockholders who owned Echelon stock at the close of business on Monday, March 20, 2000, may attend and vote at the meeting. To ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy Card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

   You will notice that this year we have changed the format of the Proxy Statement to make it easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English and we support this effort. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          M. Kenneth Oshman
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Palo Alto, California
March 30, 2000


    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                              ECHELON CORPORATION

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   Our board of directors is soliciting proxies for the 2000 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

   Voting materials, which include the Proxy Statement, Proxy Card and 1999 Annual Report to Stockholders, were mailed to stockholders on or about March 30, 2000. Our principal executive offices are located at 4015 Miranda Avenue, Palo Alto, CA 94304. Our telephone number is 650-855-7400.

   Echelon will pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Echelon, without additional compensation, personally or by telephone or facsimile.

                             QUESTIONS AND ANSWERS

Q. Who can vote at the meeting:

   A. The board set March 20, 2000 as the record date for the meeting. All stockholders who owned Echelon Common Stock on March 20, 2000 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on. On March 20, 2000, 33,006,690 shares of Echelon Common Stock were outstanding.

Q: How many votes do you need to hold the meeting?

   A: Shares are counted as present at the meeting if you:

     -- are present and vote in person at the meeting; or

     -- have properly submitted a proxy card.

   A majority of Echelon's outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Q: What proposals will be voted on at the meeting?

   A: There are two proposals scheduled to be voted on at the meeting:

     -- Election of the Board of Directors; and

     -- Ratification of the appointment of Echelon's independent public accountants.

Q: What is the voting requirement to approve each of the proposals?

   A: For the election of directors, the three (3) individuals receiving the highest number of "FOR" votes will be elected. Proposal Two requires the affirmative "FOR" vote of a majority of the shares of outstanding Echelon Common Stock represented, in person or by proxy, and entitled to vote.

Q: How are votes counted?

   A: You may vote either "FOR" or "AGAINST" each nominee for the board of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a yes vote "FOR" each Director and "FOR" ratification of the appointment of Echelon's independent public accountants. If you do not vote and you hold your shares in a brokerage account in your broker's name (this is called "street name"), your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, ChaseMellon Shareholder Services, L.L.C.

Q: How can I vote my shares in person at the meeting?

   A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: How can I vote my shares without attending the meeting?

   A: If you hold shares directly as a stockholder of record, you may vote your shares without attending the meeting by marking, signing and returning the enclosed Proxy Card in the enclosed postage prepaid envelope. Please refer to the summary instructions included on your Proxy Card.

   If you hold your shares in street name, a voting instruction card will be included by your broker or nominee. You may vote your shares by marking and signing your Proxy Card and following the instructions provided by your broker or nominee and mailing it in the enclosed, postage prepaid envelope. Furthermore, the instructions provided by your broker or nominee may also provide for voting using the telephone or over the Internet. If your broker or nominee provides such an option and you wish to vote using the telephone or over the Internet, then follow the instructions provided with the proxy materials. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How can I change my vote after I return my proxy?

   A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: What is Echelon's voting recommendation?

   A: Our board of directors recommends that you vote your shares "FOR" each of the nominees to the board and "FOR" ratification of the appointment of Echelon's independent public accountants.

Q: Where can I find the voting results of the meeting?

   A: The preliminary voting results will be announced at the meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the meeting.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   If you want us to consider including a proposal in our Proxy Statement for our 2001 Annual Meeting of Stockholders you must deliver a copy of your proposal to Echelon's Assistant Secretary at 415 Oakmead Parkway, Sunnyvale, California 94086 no later than December 1, 2000.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

General

   We currently have seven members on our board of directors. Our board of directors is divided into three classes with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Directors Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are in the class of directors whose terms expire at the annual meeting of stockholders to be held April 27, 2000, directors Richard M. Moley and Arthur Rock are in the class of directors whose terms will expire at the 2001 annual meeting of stockholders, and directors M. Kenneth Oshman and Larry W. Sonsini are in the class of directors whose terms will expire at the 2002 annual meeting of stockholders. All of the nominees are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the three nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director.

Nominees

   The names of the members of our board of directors, including the nominees, their ages as of March 20, 2000 and certain information about them, are set forth below.

                Name                Age           Principal Occupation
 ---------------------------------- --- ---------------------------------------
 M. Kenneth Oshman................. 59  Chairman of the Board, President and
                                        Chief Executive Officer of Echelon

 Robert J. Finocchio, Jr. (1)...... 48  Chairman of the Board of Informix
                                        Corporation

 Armas Clifford Markkula, Jr. (1).. 58  Vice Chairman of the Board of Directors
                                        of Echelon

 Robert R. Maxfield (2)............ 58  Private investor

 Richard M. Moley (2).............. 61  Director of Echelon

 Arthur Rock (1)................... 73  Principal of Arthur Rock & Co.

 Larry W. Sonsini.................. 59  Chairman of the Executive Committee of
                                        Wilson Sonsini Goodrich & Rosati

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

   M. Kenneth Oshman has been President and Chief Executive Officer of our company since December 1988. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM Corporation from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of the Corporate Management Board. He remained in that position until he left IBM in 1986. Prior to founding ROLM Corporation, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969.

Mr. Oshman also serves as a director of Sun Microsystems, Inc. and Knight-Ridder, Inc. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering at Stanford University.

   Robert J. Finocchio, Jr. has been a director of our company since August 1999. Mr. Finocchio has served as Chairman of the Board of Informix Corporation since July 1997. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix Corporation. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Latitude Communications, Inc., Turnstone Systems, Inc., and Resonate Inc. Mr. Finocchio is also a Regent of Santa Clara University. Mr. Finocchio holds a B.S. in economics from Santa Clara University and an M.B.A. from the Harvard Business School.

   Armas Clifford Markkula, Jr. is the founder of our company and has served as a director since 1988. He has been Vice Chairman of Echelon's board of directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer, Inc. from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company's research and development laboratory. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California

   Robert R. Maxfield has been a director of our company since 1989. He was a co-founder of ROLM Corporation in 1969, and served as Executive Vice President and a director until ROLM's merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a consulting professor in the Engineering-Economic Systems Development Department at Stanford University, and was a venture partner with Kleiner, Perkins, Caufield & Byers from 1989 to 1992. Dr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

   Richard M. Moley has been a director of our company since February 1997. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Wide Area Business Unit and as a director of Cisco Systems, Inc., following Cisco Systems' purchase of StrataCom, Inc., where he was, from June 1986 to July 1996, Chairman of the Board, Chief Executive Officer and President. Mr. Moley also serves as a director of Linear Technology, Inc. and Netro Corporation. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. from the University of Santa Clara.

   Arthur Rock has been a director of our company since December 1988. Mr. Rock has been Principal of Arthur Rock & Co., a venture capital firm, since 1969. Mr. Rock serves as a Director Emeritus of Intel Corporation. Mr. Rock received a B.S. degree in Political Science and Finance from Syracuse University and an M.B.A. from Harvard University.

   Larry W. Sonsini has been a director of our company since August 1993. Mr. Sonsini serves as Chairman of the Executive Committee of the law firm of Wilson Sonsini Goodrich & Rosati, where he has practiced since 1966. Mr. Sonsini also serves as a director of Brocade Communications Systems, Inc., Lattice Semiconductor Corporation, Novell, Inc., Pixar and TIBCO Software Inc. Mr. Sonsini received an A.B. in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley.

BOARD MEETINGS AND COMMITTEES

   The board of directors held six meetings in 1999. Each incumbent director attended at least 75% of the board and committee meetings during 1999, except for Mr. Sonsini who attended 67% of the meetings held by the board. Certain matters were approved by the board or a committee of the board by unanimous written consent. The board has an audit committee and a compensation committee. The board has no nominating committee or committee performing similar functions. Each committee is described as follows:

                                                                     NUMBER OF
NAME OF COMMITTEES                                                  MEETINGS IN
AND MEMBERS         FUNCTIONS OF THE COMMITTEES                     FISCAL 1999
------------------  ---------------------------                     -----------

AUDIT                    --recommends to the board the selection         2
Robert J. Finocchio,       of independent accountants
Jr. (1)                  --monitors corporate financial reporting
Armas Clifford             and internal and external audits
Markkula, Jr.            --outlines improvements made, or to be
Arthur Rock                made, in internal accounting controls

COMPENSATION             --reviews and approves the executive            2
Robert R. Maxfield         compensation policies
Richard M. Moley         --administers the employee stock option
                           plan
--------
(1) Mr. Finocchio was appointed to the Audit Committee effective January 1,
    2000.

DIRECTOR COMPENSATION

   We do not currently pay compensation to directors for serving in that capacity. Nonemployee directors are eligible to participate in our 1998 Director Option Plan which provides for the automatic grant of an option to purchase 25,000 shares of Common Stock to each nonemployee director who first becomes a nonemployee director after May 29, 1998, provided each nonemployee director has not previously been in our employ. Each nonemployee director shall automatically be granted a 10,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to the board or otherwise remains on the board on such date and provided that on such date he or she shall have served on the board for at least the preceding six months. All options granted under this plan are fully vested. During 1999, Mr. Markkula, Mr. Maxfield, Mr. Moley, Mr. Rock and Mr. Sonsini were each granted a 10,000 share option at a per share exercise price of $8.50 and Mr. Finocchio was granted a 25,000 share option at a per share exercise price of $7.0625.

                                 PROPOSAL TWO

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The board has appointed Arthur Andersen LLP as our independent public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment.

   Arthur Andersen LLP has audited our financial statements since 1988. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

           SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 29, 2000 for:

  -- each person who we know beneficially owns more than 5% of our common stock;

  -- each of our directors;

  -- each executive officer named in the Summary Compensation Table; and

  -- all of our directors and executive officers as a group.

                                                        Shares     Percentage
                                                     Beneficially Beneficially
Name                                                  Owned (1)      Owned
----                                                 ------------ ------------
M. Kenneth Oshman (2)...............................   5,361,741      15.6%
Armas Clifford Markkula, Jr. (3)....................   1,589,538       4.7%
Beatrice Yormark (4)................................   1,061,500       3.1%
Oliver R. Stanfield (5).............................   1,030,000       3.0%
Arthur Rock (6).....................................     730,063       2.2%
Robert R. Maxfield (7)..............................     441,466       1.3%
Frederik Bruggink (8)...............................     295,000         *
Lawrence Y.H. Chan (9)..............................     235,000         *
Edwin R. Sterbenc (10)..............................     189,000         *
Richard M. Moley (11)...............................     148,089         *
Larry W. Sonsini (12)...............................      30,261         *
Robert J. Finocchio, Jr. (13).......................      25,000         *
All directors and executive officers as a group (16
 persons) (14)......................................  12,004,012      33.0%

--------
  *  Less than 1%.

 (1) The number of shares outstanding and percent of ownership is based on 33,928,671 shares of our common stock outstanding as of February 29, 2000. Unless otherwise indicted below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned, subject to community property laws where applicable. The shares of common stock issuable pursuant to options and warrants that are currently exercisable or exercisable within 60 days of February 29, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

 (2) Mr. Oshman's principal address is c/o Echelon Corporation, 4015 Miranda Avenue, Palo Alto, CA 94304. Includes 4,373,600 shares held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, and 488,428 shares held by O-S Ventures, of which Mr. Oshman is general partner. Excludes an aggregate of 36,000 shares held by trusts, not for the benefit of Mr. Oshman, of which Mr. Oshman serves as trustee. Includes a warrant to purchase 249,713 shares of common stock exercisable within 60 days of February 29, 2000. Includes options to purchase 250,000 shares of common stock exercisable within 60 days of February 29, 2000, of which 41,666 are vested at February 29, 2000. We have the right, but not the obligation, to repurchase 250,000 shares owned by Mr. Oshman if he should discontinue his employment with our company. This repurchase right expires on September 17, 2000.

 (3) Includes 1,384,927 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 151,928 shares held by the Markkula Family Limited Partnership. Mr. and Mrs. Markkula disclaim beneficial ownership of all but 27,500 of the shares held by the Markkula Family Limited Partnership. Includes a warrant to purchase 40,183 shares of common stock exercisable within 60 days of February 29, 2000. Includes options to purchase 12,500 shares of common stock exercisable within 60 days of February 29, 2000, all of which are vested at

    February 29, 2000. We have the right, but not the obligation, to repurchase 2,500 shares owned by Mr. Markkula if he should cease to serve on the our board of directors. This repurchase right expires on various future dates through April 23, 2001.

 (4) Includes 676,500 shares held by Justin C. Walker and Beatrice Yormark, Trustees of the Walker-Yormark Family Trust Dated October 2, 1992. Includes options to purchase 385,000 shares of common stock exercisable within 60 days of February 29, 2000, of which 168,331 shares are vested at February 29, 2000.

 (5) Includes an aggregate of 170,600 shares held in individual retirement accounts for the benefit of Mr. Stanfield and his wife. Includes options to purchase 398,000 shares of common stock exercisable within 60 days of February 29, 2000, of which 181,331 shares are vested at February 29, 2000.

 (6) Includes 20,000 shares held by a trust for the benefit of Mr. Rock's wife, of which Mr. Rock serves as trustee, and as to which Mr. Rock disclaims beneficial ownership. Excludes 2,000 shares held by a trust, not for the benefit of Mr. Rock, of which Mr. Rock serves as trustee. Includes a warrant to purchase 29,187 shares of common stock exercisable within 60 days of February 29, 2000. Includes options to purchase 12,500 shares of common stock exercisable within 60 days of February 29, 2000, all of which are vested at February 29, 2000. We have the right, but not the obligation, to repurchase 2,500 shares owned by Mr. Rock if he should cease to serve on our board of directors. This repurchase right expires on various future dates through April 23, 2001.

 (7) Includes a warrant to purchase 15,736 shares exercisable within 60 days of February 29, 2000. Includes options to purchase 12,500 shares of common stock exercisable within 60 days of February 29, 2000, all of which are vested at February 29, 2000. We have the right, but not the obligation, to repurchase 2,500 shares owned by Dr. Maxfield if he should cease to serve on our board of directors. This repurchase right expires on various future dates through April 23, 2001.

 (8) Includes options to purchase 295,000 shares of common stock exercisable within 60 days of February 29, 2000, of which 137,083 shares are vested at February 29, 2000.

 (9) Includes options to purchase 185,000 shares of common stock exercisable within 60 days of February 29, 2000, of which 14,581 shares are vested at February 29, 2000.

(10) Includes options to purchase 157,424 shares of common stock exercisable within 60 days of February 29, 2000, of which 2,005 shares are vested at February 29, 2000. Mr. Sterbenc resigned as Vice President, Americas, of our company on January 15, 2000.

(11) Includes a warrant to purchase 10,000 shares of common stock exercisable within 60 days of February 29, 2000. Includes options to purchase 37,500 shares of common stock exercisable within 60 days of February 29, 2000, of which 25,000 shares are vested at February 29, 2000.

(12) Includes options to purchase 17,500 shares of common stock exercisable within 60 days of February 29, 2000, of which 15,000 shares are vested at February 29, 2000.

(13) Represents an option to purchase 25,000 shares of common stock exercisable within 60 days of February 29, 2000, all of which shares are vested at February 29, 2000.

(14) Includes warrants to purchase an aggregate of 344,819 shares of common stock exercisable within 60 days of February 29, 2000. Includes options to purchase an aggregate of 2,106,153 shares of common stock exercisable within 60 days of February 29, 2000, of which 721,036 shares are vested at February 29, 2000. We have the right, but not the obligation, to repurchase an aggregate of 295,000 shares owned by our officers and directors if such officers and directors should discontinue their employment with the Company or cease to serve on our board of directors. This repurchase right expires on various future dates through April 23, 2001.

                               OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

   We believe that during fiscal year 1999, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of our common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that the Forms 4 to be filed by Thad Starkey with respect to a 2,500 share option exercise in November 1999 and by Jerry Rulli with respect to a 200 share stock sale in February 2000 were filed late.

Certain Transactions

   In November 1996, we sold 1,000,000 shares of common stock to M. Kenneth Oshman at a per share purchase price of $1.40, the then fair market value of our common stock as determined by our board of directors. These shares are subject to a repurchase option which we hold and which lapses at the rate of one-fourth of the shares on September 17, 1997 and each one year anniversary thereafter, subject to Mr. Oshman's continued employment with our company.

   In March 1998, Peter Mehring was granted an option to purchase 200,000 shares of common stock pursuant to our 1997 Stock Plan at a per share exercise price of $2.00. The option vests at the rate of one-fourth of the shares on March 9, 1999 and each one-year anniversary thereafter, subject to Mr. Mehring's continued employment with our company. Mr. Mehring's stock option agreement provides that at any time in 1998, following the date of grant of the option, Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 1999; at any time in 1999 Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 2000; at any time in 2000 Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 2001; and at any time in 2001 Mr. Mehring may exercise the option for 50,000 shares which vest on March 9, 2002. In April 1998, Mr. Mehring exercised 50,000 unvested option shares and executed a promissory note in the principal amount of $100,000 payable to our company. The note is a full recourse note and is secured by the shares, bears interest at the annual rate of 5.7% and is due in April 2003.

   In October 1998, we loaned $100,000 to Peter Mehring for the remodel of Mr. Mehring's principal residence. The note is a full recourse unsecured note and bears interest at the annual rate of 5.06% and is due on the earlier of (i) October 2, 2000 or (ii) thirty days following termination of Mr. Mehring's employment with our company. This loan, and the interest accrued thereon, was repaid in full on June 1, 1999.

   From time to time beginning April 1998, Mr. Oshman uses private air travel services for business trips for himself and for any employees accompanying him. These private air travel services are provided by certain entities controlled by Mr. Oshman or Mr. Markkula. Our net cash outlay with respect to such private air travel services is no greater than comparable first class commercial air travel services. Such net outlays to date have not been material.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information concerning the compensation that we paid during the last three fiscal years to our Chief Executive Officer and our five other most highly compensated executive officers.

                                                                         Long-Term
                                                                        Compensation
                                         Annual Compensation               Awards
                                  ------------------------------------- ------------
                                                    Other Annual         Securities   All Other
                                  Fiscal Salary     Compensation Bonus   Underlying  Compensation
Name and Principal Position        Year    ($)         ($)(1)     ($)   Options (#)     ($)(2)
---------------------------       ------ -------    ------------ ------ ------------ ------------
M. Kenneth Oshman................  1999        1(3)       --        --    150,000       1,584
 Chairman of the Board, President  1998  248,000          --     10,947   100,000       1,623
 and Chief Executive Officer       1997  270,000          --        --        --        1,636

Lawrence Y.H. Chan...............  1999  210,000      124,628       --     50,000       1,584
 Vice President, Asia Pacific      1998  210,000       44,686    20,000    35,000         897
 and Japan                         1997  148,750       58,273       --    200,000         683

Frederik H. Bruggink.............  1999  210,000       89,952       --     50,000       1,584
 Vice President, Europe,           1998  210,000       20,739    20,000    35,000       1,584
 Middle East and Africa            1997  154,829       64,379       --     75,000       1,403

Edwin R. Sterbenc................  1999  210,000       78,447       --     35,000       1,584
 Vice President, Americas          1998  210,000       22,307    20,000    35,000       1,623
                                   1997  157,500       75,000       --    200,000         864

Oliver R. Stanfield..............  1999  260,000          --        --     75,000       1,386
 Vice President of Finance         1998  240,000          --     10,594    50,000       1,425
 and Chief Financial Officer       1997  260,000          --        --    150,000       1,438

Beatrice Yormark.................  1999  260,000          --        --     75,000       1,531
 Vice President of Marketing       1998  240,000          --     10,594    50,000       1,571
 and Sales                         1997  260,000          --        --    150,000       1,584

--------
(1) Consists of sales commissions.

(2) Consists of premiums paid by the Company for life insurance coverage.

(3) Mr. Oshman requested that his total cash compensation for the fiscal year ending December 31, 1999 be set at $1.00.

Option Grants in Last Fiscal Year

   The following table sets forth certain information regarding the stock options granted during the fiscal year ended December 31, 1999 to the executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights.

                                   Individual Grants(1)
                         -----------------------------------------
                                                                       Potential
                                                                   Realizable Value
                                                                   At Assumed Annual
                                    % of Total                      Rates of Stock
                         Number of   Options                             Price
                         Securities Granted to Exercise            Appreciation For
                         Underlying Employees   Price               Option Term(4)
                          Options   In Fiscal    Per    Expiration -----------------
Name                      Granted    Year(2)   Share(3)    Date       5%       10%
----                     ---------- ---------- -------- ---------- -------- --------
M. Kenneth Oshman.......  150,000      8.5%     $7.063   06/25/04  $292,707 $646,805
Lawrence Y.H. Chan......   50,000      2.8%      7.063   06/25/04    97,569  215,602
Frederik H. Bruggink....   50,000      2.8%      7.063   06/25/04    97,569  215,602
Edwin R. Sterbenc.......   35,000      2.0%      7.063   06/25/04    68,298  150,921
Oliver R. Stanfield.....   75,000      4.2%      7.063   06/25/04   146,353  323,402
Beatrice Yormark........   75,000      4.2%      7.063   06/25/04   146,353  323,402

--------
(1) Each option is immediately exercisable and vests according to a vesting schedule, subject to the employee's continued employment with our company.

(2) Based on a total of 1,768,900 options granted to all employees in Fiscal
    1999.

(3) The exercise price per share is equal to the closing price of our common stock on the market trading day immediately preceding the date of grant.

(4) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holders' continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

   The following table sets forth the value of unexercised stock options held by the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1999. None of such officers exercised options in 1999.

                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                             Options at Fiscal Year     In-the-Money Options at
                                       End               Fiscal Year End(1)(2)
                            -------------------------- -------------------------
Name                        Exercisable  Unexercisable Exercisable Unexercisable
----                        -----------  ------------- ----------- -------------
M. Kenneth Oshman..........   250,000(3)        --     $3,131,175         --
Lawrence Y.H. Chan.........   185,000(4)        --      2,880,913         --
Frederik H. Bruggink.......   360,000(5)        --      6,081,350         --
Edwin R. Sterbenc..........   270,000(6)        --      4,509,670         --
Oliver R. Stanfield........   425,000(7)        --      7,014,338         --
Beatrice Yormark...........   425,000(7)        --      7,014,338         --

--------
(1) The value of underlying securities is based on the $19.5625 per share closing price of our common stock on December 31, 1999 minus the aggregate exercise price.

(2) All options granted under our 1988 Stock Option Plan and certain options granted to our officers under the 1997 Stock Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee entering into a restricted stock purchase agreement with respect to unvested shares.

(3) Includes 37,500 vested shares and 212,500 unvested shares as of December 31, 1999.

(4) Includes 13,123 vested shares and 171,877 unvested shares as of December 31, 1999.

(5) Includes 200,625 vested shares and 159,375 unvested shares as of December 31, 1999.

(6) Includes 113,123 vested shares and 156,877 unvested shares as of December 31, 1999.

(7) Includes 206,248 vested shares and 218,752 unvested shares as of December 31, 1999.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee was formed in May 1996 to review and approve the compensation and benefits for our key executive officers, administer our stock option plans and make recommendations to the board of directors regarding such matters. The committee is currently composed of Robert R. Maxfield and Richard
M. Moley. No interlocking relationship exists between any member of the our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Report of the Compensation Committee of the Board of Directors

   The Compensation Committee of our board of directors sets the compensation of the Chief Executive Officer, reviews the design and effectiveness of compensation programs for other key executives, and approves stock option grants for our employees. The committee is composed entirely of outside directors who have never served as officers of our company.

   The goals of the compensation committee are to align compensation with our performance and objectives and to attract, retain and reward executive officers and employees whose contributions are critical to the long-term success of our company.

   The primary components of our executive compensation package are salary, commissions for sales executives and stock options. We set our compensation package to be competitive with the marketplace.

 Salary

   The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against the Radford Survey (a third-party compensation survey) data for high-tech companies with similar sales volumes located in the same geographic area. Additionally, the compensation committee takes into account general business and economic conditions and current circumstances of our company.

 Commission for sales executives

   Our 1999 sales commission plan provided the opportunity for commission payments based on meeting our revenue objectives. These plans were set at the beginning of the fiscal year.

 Stock options

   The compensation committee believes that the granting of stock options is an important method of rewarding and motivating our employees by aligning employees' interests with our stockholders. The compensation committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage our employees to continue in the employ of our company and to encourage employees to maintain a long-term perspective. In determining the size of stock option grants, the compensation committee focuses primarily on the employees' current and expected future value to our company. The compensation committee also considers the number of unvested options held by the employee.

 Compensation of the Chief Executive Officer

   On December 14, 1998, Mr. Oshman requested that his total cash compensation for the fiscal year ending December 31, 1999 be set at $1.00.

   In June 1999, the compensation committee, in consultation with the board of directors, granted Mr. Oshman an option to purchase 150,000 shares of our common stock at an exercise price of $7.063, the then current fair market value. Twenty five percent of the option vests on June 25, 2000. The option vests at a rate of 1/48 per month thereafter until fully vested on June 25, 2003.

   On December 16, 1999, Mr. Oshman requested that his total cash compensation for the fiscal year ending December 31, 2000 be set at $1.00.

Compensation Committee

Robert R. Maxfield
Richard M. Moley

Company Stock Price Performance Graph

   The graph below compares the cumulative total stockholder return on our common stock with the total return on the S&P 500 Index and the S&P Technology 500 (comprised of those companies in the technology sector of the S&P 500 Index). The graph assumes that $100 was invested on July 27, 1998 (the effective date of our initial public offering) in our common stock and in the S&P 500 Index and the S&P Technology 500, including reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.

                         TOTAL RETURN TO SHAREHOLDERS'
                        (DIVIDENDS REINVESTED MONTHLY)

                                INDEXED RETURNS

                                                         YEARS ENDING
                          ---------------------------------------------------------------------------
                           BASE
                          PERIOD
COMPANY/INDEX             27JUL98  JUL98  AUG98  SEP98  OCT98  NOV98   DEC98   JAN99   FEB99    MAR99
-------------             -------  -----  -----  -----  -----  -----   -----   -----   -----    -----
ECHELON CORP. ..........    100    94.64  71.43  28.57  37.50   52.69   55.36  110.71   97.31   142.86
S&P 500 INDEX...........    100    97.68  83.56  88.91  96.14  101.97  107.85  112.36  108.86   113.22
TECHNOLOGY-500..........    100    98.18  82.34  93.08  99.17  109.62  124.87  145.73  128.38   139.73

                                                    YEARS ENDING
                          ------------------------------------------------------------------
COMPANY/INDEX             APR99    MAY99   JUN99    JUL99   AUG99   SEP99   OCT99   NOV99   DEC99
-------------             -----    -----   -----    -----   -----   -----   -----   -----   -----
ECHELON CORP. ..........  114.29   108.93   95.54   105.36  102.69  108.93  112.50  197.31  279.46
S&P 500 INDEX...........  117.60   114.83  121.20   117.42  116.83  113.63  120.82  123.28  130.54
TECHNOLOGY-500..........  141.90   139.79  155.80   154.56  163.34  162.70  165.10  182.94  218.68

                                 OTHER MATTERS

   We do not know of any other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

   It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                                          THE BOARD OF DIRECTORS

Palo Alto, California
March 30, 2000

PROXY


                              ECHELON CORPORATION
                      2000 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 2000, and hereby appoints M. Kenneth Oshman and Oliver R. Stanfield, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of Echelon Corporation to be held on Thursday, April 27, 2000, at 1:30 p.m. local time, at Hyatt Rickeys Palo Alto, 4219 El Camino Real, Palo Alto, California 94306 and at any adjournments(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                 CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

1.  ELECTION OF DIRECTORS:
    Nominees: Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr., Robert R. Maxfield

    FOR         WITHHOLD
    [ ]           [ ]

    [ ]
         ---------------------------------------
         For all nominees except as noted above


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000:


    [ ]  FOR         [ ]  AGAINST               [ ]  ABSTAIN


    In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

    THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



Signature(s):                                   Dated:
             -------------------------------          -----------------------
This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.




                                       2